Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements and in the related Prospectus:
Form S-8 (No. 333-137929)
Form S-8 (No. 333-145252)
Form S-8 (No. 333-166702)
Form S-3 (No. 333-206883)
Form S-3 (No. 333-206867)
Form S-3 (No. 333-206859)

of our reports dated February 17, 2017, with respect to the consolidated financial statements and schedule of DCT Industrial Trust Inc. and subsidiaries and the effectiveness of internal control over financial reporting of DCT Industrial Trust Inc. and subsidiaries included in this Annual Report (Form 10-K) of DCT Industrial Trust Inc. and subsidiaries for the year ended December 31, 2016.
/s/ Ernst & Young LLP
Denver, Colorado
February 17, 2017